Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

DIGESTIVE DISEASE WEEK 2006 UPDATE

Wednesday, May 24 – One XIFAXAN® Poster

RALEIGH, NC, May 24 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced results of one investigator-initiated trial of XIFAXAN® (rifaximin) tablets 200 mg presented today at Digestive Disease Week® 2006.

Pouchitis

Blair Lewis, M. D., Mount Sinai Medical Center, New York, NY et al. evaluated the efficacy and tolerability of rifaximin in the treatment of patients with refractory pouchitis. A total of 16 patients participated in the study. Patients who had a diagnosis of pouchitis, confirmed by means of pouchoscopy with severity defined as moderate-severe using the Pouchitis Disease Activity Index, participated in the study. All patients were refractory to all therapies including metronidazole, ciprofloxacin and probitoic therapy with VSL-3, Lactobacillus or Saccaromyces boullardi, including six patients who had also failed treatment with budesonide. A total of 11 patients were treated with rifaximin 400 mg BID and five patients were treated with rifaximin 200 mg TID. Significant improvement was demonstrated in 82% of patients treated with 400 mg BID and in 80% of patients treated with 200 mg TID. All patients with clinical response improved within 3 weeks and there were no adverse effects reported as a result of treatment. All patients with previously medically refractory pouchitis who responded to rifaximin continued maintenance therapy with a mean dose of 400 mg per day and sustained clinical improvement during a mean follow-up period of 16 weeks.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

XIFAXAN® (rifaximin) tablets 200 mg is indicated for the treatment of patients (≥ 12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix also markets COLAZAL® Capsules 750 mg, VISICOL® Tablets, OSMOPREP™ Tablets, AZASAN®, Anusol-HC® Cream 2.5%, Anusol-HC® 25 mg Suppository, Proctocort® Cream 1% and Proctocort® Suppositories. MOVIPREP® and granulated mesalamine are under development.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

DDW is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases, the American Gastroenterological Association, the American Society for Gastrointestinal Endoscopy and the Society for Surgery of the Alimentary Tract, DDW takes place May 20-25, 2006, at the Los Angeles Convention Center. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. For more information, visit www.ddw.org.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, intellectual property risks, rapid growth and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.